Exhibit 99.1

Applied DNA Appoints Clay Shorrock as Chief Legal Officer and Executive Director of Business Development

- Shorrock Rejoins Company; Appointment Underscores Company’s Pursuit of Commercial Activities In Highly Regulated End-Markets, Including Biotherapeutics and Diagnostics -

STONY BROOK, N.Y. – April 1, 2021 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (the “Company”), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing, today announced that Clay Shorrock, J.D., has rejoined the Company effective immediately to serve on the executive leadership team as Chief Legal Officer and Executive Director, Business Development. In this newly created role, Mr. Shorrock will lead Applied DNA’s legal, regulatory, IP, and business development functions.

Dr. James A. Hayward, president and CEO, Applied DNA, said, “As we continue to advance the adoption of our PCR-based, LinearDNATM manufacturing platform across highly regulated markets and further develop our IP estate, especially around cancer immunotherapy, viral vectors, vaccines, and molecular diagnostics, we are thrilled to bring Clay’s expertise to the leadership team. His prior history with the Company, his deep understanding of our non-biological business coupled with his wealth of experience in life sciences and corporate strategic planning, make him ideally suited to also lead our business development efforts as we work to advance our proprietary platform across multiple business verticals. We look forward to his contributions to position Applied DNA for future success and shape sustained growth.”

Mr. Shorrock has over a decade of experience in intellectual property, patent law, and complex commercial transactions having represented clients, including Fortune 500 and development stage companies. He holds extensive legal experience in the areas of biotechnology, molecular biology, immunotherapy, and medical diagnostics. Mr. Shorrock served as in-house general and IP counsel to Applied DNA from 2016 through 2019, and thereafter as outside general and IP counsel. Mr. Shorrock has been instrumental in the development of the CertainT® platform utilized in supply chain security applications and the expansion of the Company’s core PCR-manufacturing capabilities into biotherapeutics and diagnostics. He also led the effort to secure Emergency Use Authorization for the Company’s LineaTM COVID-19 Assay Kit and subsequent amendments that increased the assay’s utility. Mr. Shorrock holds a B.A. in Biology from Franklin and Marshall College and a J.D. with a concentration in intellectual property from Seton Hall University Law School.

Clay Shorrock stated, “With a burgeoning profile in the biotherapeutics industry and supported by a recently launched, first ever LinearDNA-based clinical trial for a veterinary COVID-19 vaccine candidate, it’s an exciting time to rejoin the Applied DNA team and its extraordinary group of experts working to bring science and service to society. I look forward to contributing to the Company’s progress.”

About Applied DNA Sciences

Applied DNA is commercializing LinearDNA™, its proprietary, large-scale polymerase chain reaction (“PCR”)-based manufacturing platform that allows for the large-scale production of specific DNA sequences.

The LinearDNA platform has utility in the nucleic acid-based in vitro diagnostics and preclinical nucleic acid-based drug development and manufacturing market. The platform is used to manufacture DNA for customers as components of in vitro diagnostic tests and for preclinical nucleic acid-based drug development in the fields of adoptive cell therapies (CAR T and TCR therapies), DNA vaccines (anti-viral and cancer), RNA therapies, clustered regularly interspaced short palindromic repeats (CRISPR) based therapies, and gene therapies. Applied DNA has also established a COVID-19 diagnostic and testing offering that is in the early stages of commercialization and is grounded in the Company’s deep expertise in DNA.

The LinearDNA platform also has non-biologic applications, such as supply chain security, anti-counterfeiting and anti-theft technology. Key end-markets include, textiles, pharmaceuticals and nutraceuticals, and cannabis, among others.

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The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’, and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW’.

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, limited market acceptance, the possibility that the assay kit could become obsolete or have its utility diminished, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s diagnostic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (U.S. FDA) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from U.S. FDA, changes in guidances promulgated by the CDC, U.S. FDA and/or CMS relating to COVID-19 surveillance and diagnostic testing, disruptions in the supply of raw materials and supplies, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 17, 2020, and Form 10-Q filed on February 11, 2021 and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, Applied DNA Sciences, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

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